Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 14, 2014 (the “Start Date”) by and between loanDepot.com, LLC, a Delaware limited liability company (the “Company”) and Jon Frojen (“Executive”).

RECITALS

WHEREAS, the Company desires to engage Executive as an employee and Executive desires to provide his services to the Company in connection with the Company’s business on the terms and conditions set forth herein; and

WHEREAS, given Executive’s knowledge and skill regarding the strategy, products, customers and goodwill of the business and assets of the Company that Executive will gain through his employment with the Company, it is of paramount importance that this Agreement contain enforceable restrictive covenants, such that the Company is willing to provide Executive with the compensation and benefits described in this Agreement for his adherence to such covenants as set forth herein following the termination of his employment, regardless of the reason for his termination.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, Executive and the Company agree as follows:

1. Employment Term. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that is one year from the date hereof (as may be extended pursuant to this Section 1, the “Employment Term”), unless terminated earlier as provided in Section 7 below. The Employment Term shall automatically renew for two additional successive one year terms unless Company provides written notice of nonrenewal to Executive no less than ninety (90) days prior to expiration of the Employment Term. Notwithstanding anything to the contrary herein, Sections 4 and 5 of this Agreement shall be in effect for the periods described herein.

2. Scope of Employment.

(a) Positions and Duties. Executive agrees that as of the Start Date he shall become an employee of the Company with the title of Chief Financial Officer of the Company. In those capacities and subject to the direction of the Chief Executive Officer (the “CEO”) and Board of Managers (the “Board”) of the Company, Executive shall have duties consistent with his title and position as may be reasonably assigned to him from time to time by the CEO and/or the Board. Executive will report to the CEO.

(b) Exclusive Efforts. During Executive’s employment by the Company, Executive shall render services to the Company exclusively, and shall not render, directly or indirectly, any services or engage in business activities with any other person or entity, either as an employee, employer, consultant, agent, principal, partner, equity holder, corporate officer, director, or in any other individual or representative capacity, that are directly or indirectly competitive with or otherwise harmful to, any business or other activity then conducted by the Company or its affiliates, without the prior written consent of the Company. Executive agrees to serve the Company faithfully, to execute to the best of his abilities the duties of his position, and to devote his entire business time, attention, and efforts to the interests and business of the Company. Notwithstanding the foregoing, but subject at all times to the restrictions in Sections 4 and 5, Executive shall not be restricted from participating as an advisor, director or in similar capacities with charitable or professional organizations, so long as such participation (i) is for no or nominal consideration, (ii) complies with the Company’s employment policies, (iii) does not interfere with the satisfaction of Executive’s obligations hereunder (for the avoidance of doubt, such participation shall not be during normal business hours of the Company) and (iv) no asset of the Company is used in connection with such participation. In addition, subject to conflict of interest and insider trading policies of the Company, Executive may make passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company (other than the Company or its affiliates) listed on a national securities exchange or in an over-the-counter securities market. Executive represents and warrants to the Company that he is not under any contractual commitment which prohibits or limits his employment by the Company or which is inconsistent with his duties as set forth in this Agreement.

(c) Compliance with Laws and Policies. Executive shall not knowingly use the Company or any affiliate thereof to violate any laws, rules and regulations applicable to any of them or the business thereof, and shall not cause or permit the Company or any affiliate thereof to engage in any activity that is illegal, or, without the prior consent of the Board, any activity that might reasonably be expected to result in a loss or impairment of the Company’s state or federal mortgage lending licenses and approvals, or of any approvals issued by any warehouse lender or investor with which the Company does business. Without limiting the foregoing, Executive shall observe all of the policies, procedures and directives of the Company as may be contained in any Company employee handbook or manual that has been approved by the Board.

3. Compensation and Benefits.

(a) Compensation. Except as otherwise provided in this Agreement, in exchange for Executive’s services and compliance with the terms hereof, the Company shall pay the following to Executive:

(i) Base Salary. During (a) the first calendar year of the Employment Term, which, for the avoidance of doubt, shall commence on the Start Date and end on December 31, 2014, the Company shall pay to Executive an annual base salary of Three Hundred Seventy-Five Thousand Dollars ($375,000) (to be prorated for the partial year), and (b) the second calendar year of the Employment Term, which, for the avoidance of doubt, shall commence on January 1, 2015 and end on December 31, 2015, the Company shall pay to the Executive an annual base salary of Four Hundred Twenty-Five Thousand Dollars ($425,000) (such amounts, as applicable, the “Base Salary”). Base Salary shall be subject to applicable taxes and withholdings and payable in accordance with the Company’s regularly scheduled payroll policies.

(ii) Annual Bonus. During (a) the first calendar year of the Employment Term, Executive will be eligible to earn an annual bonus in an amount up to $225,000, and (b) the second calendar year of the Employment Term, Executive will be eligible to earn an annual bonus of up to $255,000. Each annual bonus shall be subject to applicable taxes and withholdings and the amount, timing and conditions of payment of each annual bonus shall be subject to the sole discretion of the Board (it being understood and agreed that there is no assurance that Executive will earn any annual bonuses). All annual bonuses shall be payable only following approval by the Board and only if Executive is at the time of payment an employee in good standing; provided, however, that if Executive has earned a bonus in one calendar year and is terminated without Cause, or Executive resigns for Good Reason, in a subsequent calendar year prior to the actual payment of such prior year’s bonus, then Executive shall receive such prior year’s bonus at the time of termination.

(iii) Additional Bonus Payment. In addition to the annual bonus described in Section 3(a)(ii), if Executive provides material contributions above and beyond his normal duties in connection with a mergers and acquisition transaction that is consummated during the Employment Term, then for the calendar year in which such transaction is consummated, Executive will be eligible to earn a bonus payment of up to $100,000, minus taxes and applicable withholdings. The amount, timing and conditions of payment of such bonus, if any, shall be subject to the sole discretion of the Board.

(b) Equity Participation. Pursuant to that certain Unit Grant Agreement, dated as of even date herewith, by and between the Company and Executive (the “Unit Grant Agreement”), the Company will grant to Executive certain profits interests under the Fourth Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended or modified from time to time (as may be amended from time to time, the “LLC Agreement”). Executive shall execute a joinder to the LLC Agreement and shall be bound by the terms thereof, notwithstanding anything herein to the contrary.

(c) Vacation/PTO. In addition to (but without duplication of) the Base Salary and any bonuses described above payable to Executive pursuant to Section 3(a), during the Employment Term, Executive shall be entitled to paid vacation of four weeks per year in accordance with the Company’s then current policies, plans, programs or practices. All vacation days and other paid time off, if any, are collectively referred to herein as “PTO”.

(d) Executive Benefits. Subject to the terms, conditions and eligibility requirements of any applicable insurer and after satisfying a minimum period of employment in accordance with the Company’s policies, Executive and/or Executive’s qualified dependents, in accordance with the Company’s then-applicable health insurance plan, may be eligible for participation in the Company’s health insurance or welfare benefit plans, practices, policies and programs provided by the Company, if any, to the extent applicable generally to similarly situated employees of the Company. Executive acknowledges and agrees, however, that the Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies or programs at any time, in accordance with the terms of the plan(s) and applicable provisions of state and federal law.

(e) Expense Reimbursement. During the Employment Term, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Trade Secrets, Confidential Information.

(a) Executive acknowledges that, during his employment with the Company he will acquire Trade Secrets and other Confidential Information (as defined in Exhibit A attached hereto), including information relating to the business of the Company, business methods and plans, customers, products and pricing. The Company considers plans for research, development, current and new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, production, customers, potential customers and any other information related to business conducted between such persons and the Company to be Trade Secrets and, as such, the confidential, sole and exclusive property of the Company.

(b) Executive understands that all Records (as defined in Exhibit A hereto) also constitute Confidential Information (and may constitute Trade Secrets) of the Company, and that his obligations continue at all times during and after his employment. These Records do not become any less confidential or proprietary to the Company because Executive may commit some of them to memory or because he may otherwise maintain them outside of the Company’s offices.

(c) Executive shall not, at any time during the term of his employment or after the termination of his employment, disclose to others, either directly or indirectly, or take or use for Executive’s own purposes or the purposes of others, either directly or indirectly, any trade secret or any Confidential Information, knowledge, data or know-how of the Company. Executive agrees that all Confidential Information of the Company is to be used by him solely and exclusively for the purpose of conducting business on behalf of the Company or its affiliated companies. If Executive resigns or is terminated from his employment for any reason, he agrees to immediately return all (and shall not keep a copy of any) Confidential Information, including Confidential Information maintained by him in his office, personal electronic devices and/or at home.

5. Covenants.

(a) Acknowledgment of Business Interest. Executive acknowledges that, as Chief Financial Officer of the Company, he is and will be in possession of specialized information concerning the total operations, conduct, management, and strategy of the Company’s business, and that the applicability of his knowledge of these matters is not limited to his principal location in California, but rather is applicable wherever the Company and its affiliates conduct business. Executive further acknowledges that the Company and its affiliates have a legitimate business interest in protecting the acquired goodwill, Trade Secrets, Records and other Confidential Information and business from any competition. Executive also acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates.

(b) Non-Competition. In light of the facts set forth in Section 5.5(a) and for the consideration herein provided, Executive agrees not to compete with the Company or its affiliates, directly or indirectly (whether as an officer, director, employee, consultant, equity holder or debt holder of a competing business), during his employment.

(c) Non-Solicitation of Business Relationships. In light of the facts set forth in Section 5.5(a) and for the consideration herein provided, Executive agrees not to solicit or interfere with any client, customer, supplier, distributor or other business relationship of the Company or its affiliates during his employment and following termination of his employment for a period of two years.

(d) Non-Solicitation of Employees or Consultants. In light of the facts set forth in Section 5.5(a) and for the consideration herein provided, Executive agrees not to solicit any employee or consultant of the Company or its affiliates during his employment and following termination of his employment for a period of two years.

(e) Non-Disparagement by Executive. For the consideration herein provided, Executive agrees not to disparage or defame in any manner, whether directly or indirectly, the Company, its affiliates, officers, directors, owners, representatives, employees, products or services for a period of two years following termination of employment.

(f) Non-Disparagement by the Company. The Company agrees that it shall direct its officers and managers not to disparage or defame in any manner, whether directly or indirectly, Executive.

(g) Transition. For the consideration herein provided, Executive agrees, at no additional charge to the Company, for at least ninety (90) days following termination to cooperate promptly and fully with the Company to transition Executive’s role and responsibilities to the Company’s designee.

6. Remedies Upon Breach. Executive hereby acknowledges and agrees that the services to be rendered by him to the Company and its affiliates are of a special and unique character, which gives this Agreement a peculiar value to the Company and its affiliates, and further acknowledges and agrees that the loss of those services to a competitor or the competition by Executive against the Company or its affiliates cannot be reasonably or adequately compensated for by damages in an action at law. Executive further acknowledges and agrees that a breach or threatened breach by him of any of the provisions contained in Section 4 or Section 5 will cause irreparable injury to the Company and its affiliates. Executive therefore agrees that, in addition to any other right or remedy the Company or its affiliates may have, the Company or its affiliates shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of Section 4 or Section 5 by Executive, without the necessity of proving the inadequacy of monetary damages. Executive further agrees that the Company shall have the right to have the provisions of Section 4 and Section 5 specifically enforced and to require Executive to account for and pay over to the

Company all compensation, profits, moneys, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of such provisions. Following termination of employment, Executive shall be obligated to notify his new employer regarding the restrictions set forth herein and the Company shall be permitted to notify his new employer regarding same.

7. Termination.

(a) Definitions. As used herein:

(i) “Cause” means (A) Executive’s plea of guilty or nolo contendere to, or conviction for, the commission of (1) an offense that the Board determines may be expected to result in any state or federal disciplinary or license revocation proceeding with respect to any license, permit or other authorization issued by any state, federal or local authority, and/or (2) a felony; provided, however, that, after indictment (in the case of (1) or (2)), the Company may suspend Executive from rendering services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (B) a breach by Executive of a fiduciary duty owed to the Company that is not cured by Executive within 15 days after receipt of written notice from the Company describing the breach in reasonable detail; (C) a material breach by Executive of any of the covenants made by Executive in Section 4 or Section 5 that is not cured by Executive within 15 days after receipt of written notice from the Company describing the breach in reasonable detail; (D) Executive’s failure to perform a duty required by this Agreement that is not cured by Executive within 15 days after receipt of written notice from the Company describing the breach in reasonable detail; (E) a violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest that is not cured by Executive within 15 days after receipt of written notice from the Company describing the breach in reasonable detail; and/or (F) Executive’s resignation of employment without Good Reason (as defined below) without providing at least 90 days advance written notice. The foregoing cure periods shall in each case only be provided to the extent that Executive’s acts or omissions are reasonably capable of being cured and without incurring cost or liability to the Company; and if such acts or omissions are not so capable of being cured, then Executive’s termination shall be deemed to occur on the date that the event or matter giving rise to “Cause” first arose or occurred. With respect to this Section 7(a)(i), Executive shall not be entitled to cure more than once per 12 month period under this Agreement.

(ii) “Disability” means that Executive is, as determined by a physician selected by the Company (unless Executive has been determined to be incompetent by a court), unable to perform the essential functions of his position, with or without reasonable accommodation, due to legal, physical or mental incapacity, for a period beyond any protected leave to which Executive may be entitled to under applicable law. The Company will provide all applicable legally-required leaves to Executive, which shall be provided on an unpaid basis unless pay is otherwise required under applicable law. This provision shall be interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers’ compensation, disability, and family and medical leave laws.

(iii) “Good Reason” shall be deemed to exist if (A) any Good Reason Event occurs without Executive’s approval, (B) Executive delivers written notice thereof to the

Board within 30 days following the occurrence thereof, which notice describes the grounds constituting Good Reason with reasonable particularity and states that unless cured or remedied in accordance with clause (C), Executive intends to resign for Good Reason, (C) the Company fails to cure or remedy the same in all material respects within 30 days following the Board’s receipt of such notice; and (D) Executive resigns within 60 days following the occurrence of the Good Reason Event after failure of the Company to cure.

(iv) “Good Reason Event” means (A) a material breach by the Company of this Agreement prior to the expiration of the Employment Term, (B) a change of control of the Company in which the acquiror does not assume this Agreement (I) involving the sale of all or substantially all of the Company’s assets or (II) involving the sale of all or substantially all of the equity interests in the Company, or (C) a relocation of Executive’s principal place of employment in Foothill Ranch, California by more than 50 miles.

(b) Early Termination. The Employment Term and the parties’ obligations under this Agreement other than as expressly provided herein, shall be deemed to have terminated upon the first to occur of the following: (i) Executive’s death; (ii) Executive’s Disability, (iii) the Company’s termination of Executive’s employment, with or without Cause, and/or (iv) Executive’s resignation, with or without Good Reason.

(c) Right to Terminate or Resign. The Company shall have the right to terminate Executive’s employment with or without Cause, at any time and without notice. Executive shall have the right to resign for Good Reason by written notice of resignation delivered to the Board in accordance with Section 7(a)(iii). Executive shall have the right to resign without Good Reason by providing at least ninety (90) days’ written notice of resignation delivered to the Board (provided that after Executive has provided such notice to the Board, the Company may in its discretion shorten such notice period to a lesser duration and in such case the Company would only have to provide Executive with the compensation and benefits that had been earned as of the actual date of Executive’s earlier termination of employment).

(d) Final Payments Due for any Employment Termination. In the event Executive’s employment terminates for any reason, the Company shall (i) pay Executive any portion of the Base Salary earned but unpaid through the date of termination in accordance with Section 3(a), (ii) pay Executive for any earned but unused PTO in accordance with the Company’s PTO policies, and (iii) reimburse Executive for reasonable expenses incurred through the date of termination in accordance with Section 3(e).

(e) Severance for Certain Employment Terminations. If the Company (i) terminates Executive’s employment without Cause, (ii) Executive resigns for Good Reason or (iii) the Company does not renew the Employment Term, and provided in each case of (i)-(iii) that Executive continues to comply with all obligations to the Company that apply following termination, including, without limitation, Section 7(f) below, then Executive shall be entitled to receive salary continuation payments at Executive’s then-current Base Salary for a period of one (1) year after the effective date of such termination, payable in installments in accordance with the Company’s usual payroll practices, and subject to withholding for applicable taxes.

(f) Release and Payment. Notwithstanding Section 7(e), it is understood and agreed that the Company’s agreement to provide severance is in partial consideration of Executive’s promise to execute, within twenty-one (21) days after termination or such later time if required by applicable law, a general release and waiver, in a form acceptable to the Company (the “Release and Waiver”). Accordingly, if Executive refuses to sign the Release and Waiver or signs the Release and Waiver but exercises his right, if any, under applicable law to revoke the Release and Waiver (or any portion thereof), then Executive will not be entitled to any severance benefits because executing, and not revoking the Release and Waiver is a condition to receiving such severance benefits. The date that the Release and Waiver becomes effective and is no longer subject to revocation shall be referred to as the “Release and Waiver Effective Date”. The salary continuation payments described in Section 7(e) shall be paid in accordance with the Company’s normal payroll practices in effect at the time of Executive’s termination of employment beginning on the regularly-scheduled payroll date immediately following the Release and Waiver Effective Date; provided, however, that if the salary continuation payments are determined to be “nonqualified deferred compensation” that is subject to Code Section 409A (as defined below) and the 21-day period following Executive’s termination of employment during which Executive has to consider the Release and Waiver begins in one calendar year and ends in a second calendar year, then the first salary continuation installment shall be paid on the Company’s next regularly-scheduled payroll date that is no earlier than January 1st of the second calendar year and shall include the amount of any payments that would have been made before the Release and Waiver Effective Date but for Executive’s termination of employment, and the remaining salary continuation installments shall be payable on the Company’s regularly scheduled paydays that follow.

(g) Other Events. For the avoidance of doubt, Executive’s termination due to death or Disability shall not be considered without Cause, and thus shall not entitle him to any severance benefits. Unless stated otherwise by the Company, non-renewal of the Employment Term shall not, in and of itself, constitute a termination of Executive’s employment.

(h) Resignation as Officer or Director. Upon termination of employment, Executive shall be deemed to automatically resign each position that he then holds as an officer or director of the Company or any of its affiliates; provided, that (and without limiting the foregoing), if requested by the Company, Executive shall deliver a written notice of resignation to the Board (and for any affiliate of the Company).

(i) Corporate Transaction. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other person, the change of control of the Company, the sale by the Company of all or a substantial part of its assets, the sale of all or substantially all of the equity interests in the Company or any transaction similar to any of the foregoing (any of the foregoing, a “Corporate Transaction”). The Company’s termination of Executive’s employment in connection with a Corporate Transaction consisting of a sale of assets shall not be deemed a termination for purposes of this Agreement (and thus shall not trigger a severance obligation under this Agreement) if the successor or assign assumes and agrees to perform the Company’s obligations under this Agreement.

(j) Remedies. The rights and remedies set forth in this Section 7 are Executive’s sole rights and remedies in the event of the termination of his employment, subject to any rights that he may have under the express terms of the Unit Grant Agreement.

8. Ownership of Work Product and Inventions.

(a) Ownership. The Company shall own all rights to “Work Product” (as defined below) created by Executive. Executive hereby assigns to the Company all copyright, trademark, trade secrecy, and patent rights in the Work Product. Executive will take all action reasonably requested by the Company to transfer rights to the Work Product to the Company and to permit the Company to obtain copyright, trademark, patent, or similar protection for the Work Product in its own name in any jurisdiction. Executive hereby waives in whole any moral rights which he may have in any such Work Product or any part or parts thereof. Executive will discuss the status of the Work Product with his supervisor or the chief technical officer of the Company on a regular basis so that the Company can decide when to protect or establish its rights. If Executive makes any “Invention” (as defined below) during the Employment Term that Executive believes does not belong to the Company under this Agreement, then Executive will promptly notify his supervisor and will supply a written explanation of the reasons for such belief. Executive is not the owner of any invention as of the date hereof. Executive agrees that even if his employment is terminated by the Company, Executive shall at all times cooperate with the Company in the prosecution or defense of any lawsuit related to the Company activities in connection with any copyright of the Company.

(b) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Work Product” means written materials created by Executive, Inventions made by Executive, programs, fixes, routines, inventions, ideas, designs, manuals, improvements, discoveries, processes, and any other results or properties of Executive’s efforts whether produced alone or with others, a) relating to the Company’s actual or anticipated business, or b) made or conceived during working hours or developed with the aid of the Company’s personnel or assets.

(ii) “Invention” means any invention, including, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether patentable or copyrightable or not, and whether or not conceived or made during work hours.

(c) Limitations. All provisions of this Agreement relating to the assignment by Executive of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. Executive understands that, in accordance with Section 2870 of the California Labor Code, the provisions of this Agreement requiring assignment to the Company, without payment, of any rights in any Inventions would not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B.

9. Compliance with Internal Revenue Code Section 409A. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and will be interpreted and administered in accordance with such intention. In the event this Agreement or any payment or benefit paid to Executive hereunder is deemed to be subject to Code Section 409A, Executive consents to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. For purposes of Code Section 409A, each payment that may be made under this Agreement shall be deemed to be a separate payment. With respect to the time of payments of any amounts upon Executive’s termination of employment that are determined to be nonqualified deferred compensation subject to Code Section 409A, no payment shall be made unless and until Executive experiences a “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon Executive’s “separation from service” within the meaning of Code Section 409A, Executive is then a “specified employee” (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of nonqualified deferred compensation subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following Executive’s separation from service, or (ii) ten (10) days after the Company receives written notification of Executive’s death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. While it is intended that all payments that may be provided to Executive under this Agreement will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Code Section 409A. Executive agrees that he has reviewed or been advised to review (and had ample opportunity to review) the provisions of this Agreement with applicable legal and tax counsel to ensure compliance with Code Section 409A and that the Company shall not be responsible for any adverse tax consequences experienced by Executive in connection with this Agreement.

10. Confidentiality. The parties hereto agree to keep the terms of this Agreement confidential, except that the Company may disclose the terms herein as necessary to perform its duties hereunder, during litigation or general reference in such proceedings or as required by law (including any regulations of any securities exchange). Executive shall not disclose any terms herein except to Executive’s spouse, if applicable, attorneys or tax preparer or other professional advisors to whom such disclosure is necessary to effectuate the purposes for which Executive has consulted such professional advisors, or as required by law. Executive shall inform all future employers that Executive is bound by this confidentiality provision.

11. Notices. All notices, requests, demands, claims, consents and other communications that are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) mailed by registered or certified mail with postage prepaid, return receipt requested, or (d) transmitted by facsimile or email, in each case, with confirmation of transmission (which for email can be a reply email from the recipient), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attention: Peter Macdonald, General Counsel

Email: pmacdonald@loandepot.com

With a copy to (which will not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 48th Floor

Los Angeles, California 90071

Attention: David H. Sands and Will Chuchawat

Facsimile No.: (213) 443-2708

Email: dsands@smrh.com and wchuchawat@smrh.com

if to Executive, to:

Jon Frojen

4606 Wayne Road

Corona del Mar, CA 92625

Email: jcfrojen@gmail and mjfrojen@roadrunner.com

With a copy to (which will not constitute notice):

AlvaradoSmith, A.P.C.

1 MacArthur Place, Suite 200

Santa Ana, CA 92707

Attention: William M. (Mike) Hensley

Facsimile No.: (714) 852-6899

Email: mhensley@alvaradosmith.com and anne.hensley@cox.net

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by facsimile during normal business hours on a business day (or, if not sent during normal business hours on a business day, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

12. Governing Law; General Reference; Consent to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(b) General Reference. The parties hereto agree to waive their respective rights to jury trial and to submit all disputes of fact or of law relating to or arising out of this Agreement to a trial pursuant to an Order of Reference pursuant to California Code of Civil Procedure (“CCP”) § 638(a), after filing an action in Orange County Superior Court. The parties intend that this general reference agreement shall be specifically enforceable in accordance with § 638(a). The referee shall be a retired judge or justice from JAMS having experience in employment matters. If the parties are unable to agree upon a referee, each party shall submit to the Orange County Superior Court in which the action is pending up to three nominees for appointment as referee and the court shall make the appointment from the nominees in accordance with CCP § 640, except that only one referee shall be appointed. Likewise, if no nominations are received from any of the parties, the court shall make the appointment pursuant to CCP § 640. The parties further agree first to mediate any such dispute before a neutral at JAMS. Any mediation or trial pursuant to the general reference herein will be conducted at JAMS’ office in Orange County, California. The parties shall pay in advance the estimated reasonable fees and costs of the reference or mediation, as may be specified in advance by the referee or JAMS. The parties shall initially share equally, by paying their proportionate amount of the estimated fees and costs of the mediation or reference, subject to reallocation by the referee in a post-trial costs memorandum proceeding. Nothing in this Section 12(b) shall preclude any party from seeking injunctive relief in a court of competent jurisdiction

(c) Consent to Jurisdiction. In any proceeding seeking equitable relief or to enforce general reference, each of the parties hereby irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of the appropriate state court situated in Orange County, California and hereby waives in advance any objection or defense to such jurisdiction, including any defense based on lack of personal jurisdiction or forum non conveniens.

13. Attorneys’ Fees. If a party hereto commences a general reference or files an action against the other party to enforce any right such claimant party has hereunder, the prevailing party shall also be entitled to recover reasonable attorneys’ fees and costs of suit in addition to any other relief awarded such prevailing party.

14. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15. Amendments, Modifications and Waivers. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument in ink executed by the parties hereto. Any waiver shall not operate or be construed as a waiver of any subsequent breach by another party.

16. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party, except that (a) the Company may assign and transfer all or any portion of its rights and obligations under this Agreement. Any attempted assignment in violation of this Section shall be void. This Agreement is personal in nature as to Executive and may not be assigned by him. The parties agree that this Agreement shall survive Executive’s employment by the Company and is binding upon Executive’s heirs and legal representatives, and that the Company is an express third party beneficiary of this Agreement. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other person, the change of control of the Company, the sale by the Company of all or a substantial part of its assets or any similar transaction.

17. Captions. The captions are included in this Agreement for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if such signatures were upon the same instrument. A facsimile, photocopied signature (which may be delivered by facsimile) or email with scan attachment shall be deemed to be the functional equivalent of an original for all purposes. This Agreement shall become effective when each party has received a counterpart of this Agreement signed by the other party.

19. Entire Agreement. This Agreement, the Unit Grant Agreement and the LLC Agreement constitute the entire agreement among the parties hereto with respect to the subject matters addressed herein and supersede any prior understandings, agreements or representations, by or among such parties, whether written or oral.

20. Construction. The parties have participated jointly, with counsel of their own choosing, in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. The termination of this Agreement shall not affect (a) Sections 4 and 5, which shall survive termination of this Agreement or (b) any of the rights that have accrued through the time of such termination or as a result of such termination.

21. Acknowledgment. Executive acknowledges that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and that he has taken advantage of that opportunity to the extent that he desires. Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on his own judgment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JON FROJEN		LOANDEPOT.COM, LLC

By:	/s/ Jon Frojen	By:	/s/ Anthony Hsieh
		Name:	Anthony Hsieh
		Title:	CEO

EXHIBIT A

DEFINITIONS

For purposes of this Exhibit A only, the “Company” means the Company, the Company and their respective affiliates.

A. “Trade Secrets” are defined as information of the Company, including, but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B. “Records” include, but are not limited to, all books and records of the Company and its subsidiaries, including all accounting (including accounting work papers), financial reporting, tax, business, marketing, environmental, legal, corporate and other files, documents, instruments and papers, whether originals, copies (including computer generated, recorded or stored records) or otherwise, customer lists, advertising and promotional materials, financial statements, budgets, projections, financial, tax and accounting records, personnel records, compliance records, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, licenses, reports, management information systems, computer tapes, discs and other files, retrieval programs, operating data or plans and environmental studies.

C. “Confidential Information” is defined as the Company’s Trade Secrets, Records and other proprietary information relating to the Company’s businesses, business methods, personnel and customers.

D. Notwithstanding anything to the contrary as set forth in this Exhibit A, Trade Secrets, Records or Confidential Information shall not include information that: (a) is already available to and known by third parties in the public domain through no fault of Executive, or (b) becomes available to and known by third parties in the public domain through no fault of Executive.

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EXHIBIT B

CALIFORNIA LABOR CODE SECTIONS

2970. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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